Exhibit 99.2

Catalent, Inc. 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6200 F (732) 537-5932 www.catalent.com	John Chiminski Chair & Chief Executive Officer

July 3, 2018

Dear Juniper Team,

As you heard today from Nikin Patel, Catalent is excited about the prospect of joining your great team with ours. I wanted to reach out to you directly to tell you a little more about our company and to echo what Nikin has already told you: your skills and expertise are an important part of our future. This acquisition will bring together two companies with complementary capabilities and shared values. Like you, our first commitment is to those who rely on the life-saving, life-enhancing products we deliver. Together, we can bring more transformative therapies to people around the world.

From pharmaceuticals and biologics to consumer health products, Catalent is the industry leader in drug development solutions and advanced drug delivery technologies. Every year we reliably supply:

•	72 billion doses of 7,000 products

•	1 in every 20 doses taken globally

•	1,000+ customers in 80+ countries

•	180+ new product launches

Above all, we operate with a patient-first mindset, which drives our commitment to operational and regulatory excellence and innovation.

You should also know that Catalent doesn’t enter into these types of deals lightly. Our standards for acquisitions are high. Your company possesses all the characteristics we look for: an experienced, values-minded team; an impressive breadth of products and capabilities; a strong reputation for customer service and operational excellence; and capacity to grow. Further, the Nottingham location will allow us to establish an early-stage formulation and development center of excellence in Western Europe to complement our U.S.-based early drug development facilities in San Diego and Somerset, NJ.

As we’ve come to know your company, we have also come to appreciate the successes you’ve had. We intend to build on those achievements and look forward to welcoming your company into ours.

Sincerely,

John Chiminski

Chair and CEO

Forward Looking Statements

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of the proposed transaction identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including the risks and uncertainties discussed in Juniper Pharmaceuticals, Inc. (the “Company”)’s filings with the SEC, in particular the factors discussed in detail in the “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, the tender offer documents to be filed by Catalent Pharma Solutions, Inc. (“Catalent”) and Catalent Boston, Inc. (“Merger Sub”), and the Solicitation/Recommendation Statement to be filed by the Company, as well as, among other things: (1) the satisfaction of the conditions to the consummation of the proposed transaction, (2) the timing of the completion of the proposed transaction, (3) the potential impact of the announcement or consummation of the proposed transaction on our relationships, including with employees, suppliers and customers and (4) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability.

Additional Information and Where to Find It

The tender offer referred to in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Catalent and Merger Sub will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Catalent and Merger Sub will cause to be filed a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of the Company by accessing Juniper Pharmaceuticals, Inc.’s website at www.juniperpharma.com/ or upon written request to Juniper Pharmaceuticals, Inc., 33 Arch Street, Boston, MA 02110. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov, upon filing with the SEC.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.